Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THERMÂGE, INC.

Thermâge, Inc., a corporation organized and existing under the General corporation Law of the State of Delaware (the “General corporation Law”) hereby certifies as follows:

1. That the corporation was incorporated on September 17, 1999 under the name Thermâge, Inc., pursuant to the General corporation Law.

2. Pursuant to Sections 242 and 245 of the General corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

3. The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

I.

The name of the corporation is: Thermâge, Inc.

II.

The address of the corporation’s registered office in the State of Delaware is corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The corporation Trust Company.

III.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General corporation Law.

IV.

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 52,100,000 shares, 28,300,000 shares of which shall be Common Stock (the “Common Stock”) and 23,800,000 shares of which shall be Preferred Stock (the “Preferred Stock”).

V.

The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. Designation. 1,100,000 shares of Preferred Stock are hereby designated Series A Preferred Stock (“Series A Preferred”), 1,100,000 shares of Preferred Stock are hereby designated Series A-1 Preferred Stock (“Series A-1 Preferred”), 2,000,000 shares of Preferred Stock are hereby designated Series B Preferred Stock (“Series B Preferred”), 2,000,000 shares of Preferred Stock are hereby designated Series B-1 Preferred Stock (“Series B-1 Preferred”), 8,800,000 shares of Preferred Stock are hereby designated Series C Preferred Stock (“Series C Preferred”) and 8,800,000 shares of Preferred Stock are hereby designated Series C-1 Preferred Stock (“Series C-1 Preferred”).

2. Dividends. The holders of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred and Series C-1 Preferred shall be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of the corporation’s assets legally available therefor at the rate of $0.09, $0.09, $0.21, $0.21, $0.36 and $0.36 per share per annum, respectively (as appropriately adjusted for stock splits, recapitalizations and the like). Dividends on the Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock. Thereafter, the holders of Preferred Stock and Common Stock shall be entitled, when and if declared by the Board of Directors, to dividends out of the corporation’s assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared and paid on all outstanding shares of Common Stock and Preferred Stock; and provided further that the dividend on any series of Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date for such dividend. The right to such dividends on shares of the Common Stock or Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

3. Liquidation Preference.

(a) Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock, an amount equal to (i) $1.19 per share for each share of Series A Preferred, (ii) $1.19 per share for each share of Series A-1 Preferred, (iii) $2.65 per share for each share of Series B Preferred, (iv) $2.65 per share for each share of Series B-1 Preferred, (v) $4.50 per share for each share of Series C Preferred and (vi) $4.50 per share for each share of Series C-1 Preferred then so held (each as appropriately adjusted for stock splits, recapitalizations and the like), plus a further amount equal to any dividends declared but unpaid on such shares.

All of the preferential amounts to be paid to the holders of the Preferred Stock under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up.

If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment of the full aforesaid preferential amount to the holders of Preferred Stock, such assets as are available shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

After the payment or the setting apart of payment to the holders of the Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive all remaining assets of the corporation.

Written notice of such liquidation, dissolution or winding up, stating the amount of the applicable liquidation payment (if then known) and the place where said liquidation payment shall be payable, shall be delivered in person, mailed by certified or registered mail with receipt requested, or sent by telecopier or telex, not less than 10 days prior to the event stated therein, to the holders of record of the Preferred Stock, such notice to such holder at its address as shown by the records of the corporation.

(b) Consolidation or Merger. A merger, consolidation, sale or lease of all or substantially all of the assets of the corporation which will result in the corporation’s stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3 (other than a merger to reincorporate the corporation in a different jurisdiction); provided, however, that any payments shall be made in cash or in securities or other property received from the acquiring entity, or in a combination thereof, on the closing of such transaction.

(c) Noncash Distributions. If any of the assets of the corporation are to be distributed other than in cash under this Section 3 or for any purpose, then the Board of Directors of the corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser’s valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

(d) Consent to Certain Distributions. Each holder of any outstanding shares of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California corporations Code, and for purposes of Sections 151 and 160 of the General corporation Law, to distributions made by the corporation in connection with (i) the repurchase of shares of Common Stock issued to or held by employees, directors or consultants of or to the corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the corporation and such persons and (ii) the repurchase of shares of Common Stock in connection with the exercise of the right of first refusal pursuant to agreements providing for the right of first refusal between the corporation and any of its stockholders.

4. Voting Rights.

(a) Preferred Stock. Except as otherwise provided herein or required by law, the holder of each share of Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted pursuant to Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise provided herein or required by law, the Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

(b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share held.

(c) Board of Directors. The holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) director of the corporation, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) director of the corporation, the holders of Series C Preferred, voting as a separate class, shall be entitled to elect one (1) director of the corporation, and the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) directors. All remaining directors shall be elected by the holders of the Common Stock and the Preferred Stock voting together as a single class. The authorized number of directors is eight. Notwithstanding any Bylaw provision to the contrary, the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions of the General corporation Law and the Voting Agreement entered into as of March 12, 2002 by and among the corporation and the parties listed thereto.

(d) Election by Ballot. The election of directors need not be by written ballot unless a stockholder demands election by ballot at the meeting and before the voting begins or unless the Bylaws of the corporation shall so provide.

5. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Preferred Stock. Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the “Conversion Price” per share in effect for such series of Preferred Stock at the time of conversion into the “Conversion Value” per share of such series of Preferred Stock. The number of shares of Common Stock into which each series of Preferred Stock is convertible is hereinafter collectively referred to as the “Conversion Rate” for such series. The Conversion Price per share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred and Series C-1 Preferred shall initially be $1.19, $1.19, $2.65, $2.65, $4.50 and $4.50, respectively. The Conversion Value per share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred and Series C-1 Preferred shall be $1.19, $1.19, $2.65, $2.65, $4.50 and $4.50, respectively. The Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such share of Preferred Stock immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering any of the corporation’s Common Stock with a sales price per share of Common Stock (as adjusted for combinations, stock dividends, subdivisions, split-ups or recapitalizations) of at least $10.00 and with aggregate gross proceeds to the corporation, at the public offering price, of at least $20,000,000.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price.

(e) Adjustment of Conversion Price.

(i) Special Definitions. For purposes of this Section 5(e), the following definitions shall apply:

(1) “Excluded Stock” shall mean:

(A) all shares of Common Stock issued and outstanding on the date hereof;

(B) all shares of Common Stock into which the shares of Preferred Stock are convertible;

(C) all shares of Common Stock or other securities, or options or warrants to purchase Common Stock or any such other securities, issued or issuable to employees, officers, consultants or directors of, or licensors of technology to, the corporation, under any agreement, arrangement or plan, including any incentive stock plan, approved by the Board of Directors of the corporation;

(D) up to 50,000 shares of Common Stock or other securities, or options or warrants to purchase Common Stock or any such other securities, issued or to be issued to suppliers, lessors or lenders to the corporation, pursuant to any plan or arrangement approved by the Board of Directors of the corporation; and

(E) all shares of Series A-1 Preferred issued or issuable upon conversion of Series A Preferred, all shares of Series B-1 Preferred issued or issuable upon conversion of Series B Preferred and all shares of Series C-1 Preferred issued or issuable upon conversion of Series C Preferred.

(F) all shares of Series C Preferred issued or issuable upon exercised of the Series C Warrants (as defined on the Series C Preferred Stock and Warrant Purchase Agreement as defined as of March 12, 2002 by and between Thermage, Inc. and the parties listed thereto.

All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Preferred Stock but excluding shares reserved for issuance under stock option plans for which options have not yet been granted) shall be deemed to be outstanding for all purposes of the computations of Section 5(e)(i) above.

(2) “Financing” means any issuance of capital shares (including any rights, options or warrants to purchase securities of the corporation, and securities of any type whatsoever that are, or may become, convertible into such securities) (“Capital Stock”) in a transaction with gross proceeds to the corporation equal to or greater than $100,000 where the holders of Series A Preferred, Series B Preferred and Series C Preferred are offered an opportunity to purchase their Preferred Stock Pro Rata Share of the additional shares of Capital Stock issued in such transaction.

(3) “Preferred Stock Pro Rata Share” shall mean the amount determined by multiplying the total number of shares of Capital Shares offered for sale by the corporation in a Financing to the holders of Series A Preferred, Series B Preferred and Series C Preferred by a fraction, (x) the numerator of which is the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of shares of Series A Preferred, Series B Preferred and Series C Preferred) held by a holder and (y) the denominator of which is the total number of shares of Common Stock (including any shares of Common Stock into which outstanding shares of Preferred Stock are convertible) then outstanding.

(4) “Series A Dilutive Issuance” shall mean an issuance of Capital Stock in a Financing for a consideration per share less than the Conversion Price of the Series A Preferred in effect on the date of and immediately prior to such issuance.

(5) “Series B Dilutive Issuance” shall mean an issuance of Capital Stock in a Financing for a consideration per share less than the Conversion Price of the Series B Preferred in effect on the date of and immediately prior to such issuance.

(6) “Series C Dilutive Issuance” shall mean an issuance of Capital Stock in a Financing for a consideration per share less than the Conversion Price of the Series C Preferred in effect on the date of and immediately prior to such issuance.

(7) “Participating Investor” shall mean any holder of Series A Preferred, Series B Preferred or Series C Preferred that purchases at least its Preferred Stock Pro Rata Share of a Series A Dilutive Issuance, Series B Dilutive Issuance or Series C Dilutive Issuance.

(8) “Non-Participating Investor” shall mean any holder of Series A Preferred, Series B Preferred or Series C Preferred that is not a Participating Investor.

(ii) Shadow Preferred. In the event the corporation issues additional shares of Capital Stock in a Series A Dilutive Issuance, each share of Series A Preferred held by each and every Non-Participating Investor shall, immediately prior to the closing (the “Series A Closing”) of the applicable Series A Dilutive Issuance, be automatically converted into one fully paid and nonassessable share of Series A-1 Preferred. In the event the corporation issues additional shares of Capital Stock in a Series B Dilutive Issuance, each share of Series B Preferred held by each and every Non-Participating Investor shall, immediately prior to the closing (the “Series B Closing”) of the applicable Series B Dilutive Issuance, be automatically converted into one fully paid and nonassessable share of Series B-1 Preferred. In the event the corporation issues additional shares of Capital Stock in a Series C Dilutive Issuance, each share of Series C Preferred held by each and every Non-Participating Investor shall, immediately prior to the closing (the “Series C Closing”) of the applicable Series C Dilutive Issuance, be automatically converted into one fully paid and nonassessable share of Series C-1 Preferred. Upon the conversion of Series A Preferred held by a Non-Participating Investor as set forth herein, such shares of Series A Preferred shall no longer be outstanding on the books of the corporation and the Non-Participating Investor shall be treated for all purposes as the record holder of such shares of Series A-1 Preferred and, if applicable, Common Stock on the date of the Series A Closing of the applicable Series A Dilutive Issuance. Upon the conversion of Series B Preferred held by a Non-Participating Investor as set forth herein, such shares of Series B Preferred shall no longer be outstanding on the books of the corporation and the Non-Participating Investor shall be treated for all purposes as the record holder of such shares of Series B-1 Preferred and, if applicable, Common Stock on the date of the Series B Closing of the applicable Series B Dilutive Issuance. Upon the conversion of Series C Preferred held by a Non-Participating Investor as set forth herein, such shares of Series C Preferred shall no longer be outstanding on the books of the corporation and the Non-Participating Investor shall be treated for all purposes as the record holder of such shares of Series C-1 Preferred and, if applicable, Common Stock on the date of the Closing of the applicable Series C Dilutive Issuance.

(iii) Adjustment of Conversion Price for Issuance of Common Stock. The Conversion Price of Series A Preferred, Series B Preferred and Series C Preferred shall be subject to adjustment from time to time as follows:

If the corporation shall issue any Common Stock (other than Excluded Stock, or stock dividends, subdivisions, split-ups, combinations or dividends, which are covered by Sections 5(e)(iv), (v) and (vi)) for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately after each such issuance shall forthwith be adjusted, if shares of such series of Preferred Stock are outstanding, to a price equal to the quotient obtained by dividing:

(A) an amount equal to the sum of

(w) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued and outstanding pursuant to subdivision (B)(3) of this Section 5(e)(iii)) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

(x) the consideration received by the corporation upon such issuance, by

(B) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued and outstanding pursuant to subdivision (B)(3) of this Section 5(e)(iii)) immediately after such issuance.

For the purposes of any adjustment of a Conversion Price pursuant to this Section 5(e)(iii), the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the corporation’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the corporation shall not exceed the aggregate “Current Market Price” (as defined below) of the shares of Common Stock being issued.

(3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock):

(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

(C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

(iv) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(v) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(vi) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Conversion Price for each series of Preferred Stock in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the remainder of (x) the Current Market Price of one share of Common Stock less

(y) the amount of such cash dividend in respect of one share of Common Stock or the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the stock, securities, evidences of indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, as the case may be, and of which the denominator shall be the Current Market Price of one share of Common Stock. Such adjustment shall be made on the date such dividend or distribution is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend or distribution.

(vii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Preferred Stock into Common Stock. The provisions of this Section 5(e)(vii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(viii) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ix) For the purpose of any computation pursuant to this Section 5(e), the “Current Market Price” at any date of one share of Common Stock shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 5(e)(ix) are available for the period required hereunder, the Current Market Price shall be determined in good faith by the Board of Directors of the corporation.

(f) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

(g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation’s right to amend its Certificate of Incorporation with the requisite stockholder consent.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Rate pursuant to this Section 5, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rates at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.

(i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the corporation.

6. Protective Provisions. So long as at least 100,000 shares of the Preferred Stock shall be outstanding (as appropriately adjusted for stock splits, recapitalizations and the like), the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than a majority of the outstanding shares of Preferred Stock (on as converted basis):

(a) Authorized Number. Increase or decrease (other than by conversion) the authorized capital stock of the corporation;

(b) No Change. Amend or repeal the corporation’s Certificate of Incorporation or amend the Bylaws in a manner which alters or changes the powers, preferences or special rights of the Preferred Stock;

(c) Board of Directors. Increase or decrease the authorized number of directors set for in Section 4(c) herein;

(d) Create Any New Class or Series. Authorize or issue, or obligate itself to issue, by reclassification or otherwise, any other security, including any other security convertible into or exercisable for any equity security, (i) having preference over, or being on a parity with, the Preferred Stock as to voting, redemption, dividends, conversion or upon liquidation, dissolution or winding up or (ii) having rights similar to any of the rights of the Preferred Stock under this Section 6;

(e) Merger or Consolidation. Sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a merger to reincorporate the corporation in a different jurisdiction) or effect any transaction or series of related transactions in which the corporation’s stockholders of record as constituted immediately prior to such transaction hold, immediately after such transaction, less than 50% of the voting power of the surviving or acquiring entity;

(f) Section 305. Do any act or thing which would result in the taxation of the holders of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision);

(g) Distributions. Redeem or repurchase or otherwise make any distributions with respect to outstanding securities, other than (i) the repurchase of shares of Common Stock issued to or held by employees, directors or consultants of or to the corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the corporation and such persons approved by the Board of Directors of the corporation and (ii) the repurchase of shares of Common Stock in connection with the exercise of the right of first refusal pursuant to agreements providing for the right of first refusal between the corporation and any of its stockholders approved by the Board of Directors of the corporation; or

(h) Reclassification or Recapitalization. Effect any reclassification or recapitalization of the outstanding capital stock of the corporation.

7. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

VI.

The following is applicable to the Common Stock:

1. Dividend Rights. Subject to the prior rights of holders of all other classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 3 of Article V hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holders of Common Stock shall have the right to one vote for each share of Common Stock, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law.

VII.

1. Limitation of Directors’ Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

2. Indemnification of Corporate Agents. The corporation may indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director, officer, employee benefit plan fiduciary, agent or employee of the corporation or any predecessor of the corporation or serves or served at the request of the corporation or any predecessor of the corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right of indemnification or limitation of liability of an agent of the corporation relating to acts or omissions occurring prior to such repeal or modification.

4. Approval. The foregoing amendment and restatement of the corporation’s Certificate of Incorporation has been duly approved by the Board of Directors in accordance with the provisions of Sections 242 and 245 of the General corporation Law.

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IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 12th day of March, 2002.

/s/ Keith L. Mullowney
Keith L. Mullowney
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Thermâge, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of March 12, 2002 of said corporation:

Article IV of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 53,860,000 shares, 28,300,000 shares of which shall be Common Stock, with par value of $0.001 per share (the “Common Stock”), and 25,560,000 shares of which shall be Preferred Stock, with par value of $0.001 per share (the “Preferred Stock”).”

Section 1 of Article V of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“1. Designation. 1,100,000 shares of Preferred Stock are hereby designated Series A Preferred Stock (“Series A Preferred”), 1,100,000 shares of Preferred Stock are hereby designated Series A-1 Preferred Stock (“Series A-1 Preferred”), 2,000,000 shares of Preferred Stock are hereby designated Series B Preferred Stock (“Series B Preferred”), 2,000,000 shares of Preferred Stock are hereby designated Series B-1 Preferred Stock (“Series B-1 Preferred”), 9,680,000 shares of Preferred Stock are hereby designated Series C Preferred Stock (“Series C Preferred”) and 9,680,000 shares of Preferred Stock are hereby designated Series C-1 Preferred Stock (“Series C-1 Preferred”).”

SECOND: That, in lieu of a meeting and vote of stockholders, the stockholders of said corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President and Chief Executive Officer this 29th day of May, 2002.

/s/ Keith L. Mullowney
Keith L. Mullowney
President and Chief Executive Officer

SECOND CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Thermâge, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of March 12, 2002 of said corporation:

Article IV of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 55,460,000 shares, 29,100,000 shares of which shall be Common Stock, with par value of $0.001 per share (the “Common Stock”), and 26,360,000 shares of which shall be Preferred Stock, with par value of $0.001 per share (the “Preferred Stock”).”

Section 1 of Article V of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“1. Designation. 1,100,000 shares of Preferred Stock are hereby designated Series A Preferred Stock (“Series A Preferred”), 1,100,000 shares of Preferred Stock are hereby designated Series A-1 Preferred Stock (“Series A-1 Preferred”), 2,000,000 shares of Preferred Stock are hereby designated Series B Preferred Stock (“Series B Preferred”), 2,000,000 shares of Preferred Stock are hereby designated Series B-1 Preferred Stock (“Series B-1 Preferred”), 10,080,000 shares of Preferred Stock are hereby designated Series C Preferred Stock (“Series C Preferred”) and 10,080,000 shares of Preferred Stock are hereby designated Series C-1 Preferred Stock (“Series C-1 Preferred”).”

SECOND: That, in lieu of a meeting and vote of stockholders, the stockholders of said corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President and Chief Executive Officer this 16th day of January, 2003.

/s/ Robert F. Byrnes
Robert F. Byrnes
President and Chief Executive Officer